Sub-Item 77Q.1

FEDERATED INCOME TRUST

AMENDMENT #8
TO THE
RESTATED AND AMENDED DECLARATION OF TRUST

Dated May 19, 2000

	This Restated and Amended Declaration
of Trust is amended as follows:

Strike the first paragraph of Section 5 of
Article III from the Declaration of Trust and substitute in its place the following:

	Section 5.  Establishment and Designation
of Series or Class. Without limiting the authority of the Trustees set forth in Article XII,
Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be, and are established and designated as:

Federated Income Trust
Institutional Shares
Service Shares.

	The undersigned hereby certify that the
above stated Amendment is a true and correct
Amendment to the Restated and Amended Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 13th day of May, 2011, to become effective on September 30, 2011.


Witness the due execution this 23rd day of August, 2011.



/s/ John F. Donahue
/s/ Charles F. Mansfield, Jr.
John F. Donahue
Charles F. Mansfield, Jr.


/s/ Nicholas P. Constantakis
/s/ R. James Nicholson
Nicholas P. Constantakis
R. James Nicholson


/s/ John F. Cunningham
/s/ Thomas M. O'Neill
John F. Cunningham
Thomas M. O'Neill


/s/ J. Christopher Donahue
/s/ John S. Walsh
J. Christopher Donahue
John S. Walsh

/s/ Maureen Lally-Green
/s/ James F. Will
Maureen Lally-Green
James F. Will


/s/ Peter E. Madden
Peter E. Madden